Exhibit 99.1

Brand Services, Inc. Extends Expiration Date and Price Determination Date For Tender Offer and Consent Solicitation With Respect to Outstanding 12% Senior Subordinated Notes Due 2012; Also Announces Receipt of Consents Necessary to Enter Into Supplemental Indenture

KENNESAW, Georgia (May 22, 2006) --- Brand Services, Inc. (the “Company”) announced today that, in connection with its previously announced tender offer and consent solicitation for any and all of its $150,000,000 aggregate principal amount of outstanding 12% Senior Subordinated Notes due 2012, which commenced May 9, 2006, it has extended the time by which holders must tender notes in response to the tender offer. The tender offer, which was scheduled to expire at 5:00 p.m., New York City time, on June 7, 2006, has been extended to 5:00 p.m., New York City time, on June 28, 2006, unless further extended.

In addition, the Company extended the date by which the dealer manager and solicitation agent will determine the pricing for the tender offer. The price determination date, which was scheduled to be at 10:00 a.m., New York City time, on May 23, 2006, has been extended to 10:00 a.m., New York City time, on June 14, 2006, unless further extended.

Except for the modifications described above, all of the terms and conditions of the tender offer and consent solicitation remain unchanged.

The Company also announced that it obtained consents to the proposed amendments to the indenture governing the notes, described in more detail in the offer to purchase and consent solicitation statement, from the holders of a majority in aggregate principal amount of outstanding notes. As of 5:00 p.m., New York City time, today, tenders and consents had been received with respect to approximately 98.67% of the outstanding principal amount of the notes. The consent condition has been satisfied with respect to the notes. The consent date was 5:00 p.m., New York City time, today. Tendered notes may not be withdrawn and delivered consents may not be revoked after the consent date. Promptly following the consent date, the supplemental indenture will be executed and, upon acceptance by the Company for purchase of tendered notes, will, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the notes.

Holders of notes may not tender notes without delivering consents and may not deliver consents without tendering notes. The obligation of the Company to accept for payment and purchase the notes in the tender offer, and pay for the related consents, remains conditioned on, among other things, the consummation of the Company’s proposed initial public offering as described in more detail in the offer to purchase and consent solicitation statement.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any notes. The tender offer and the consent solicitation are being made solely pursuant to the offer to purchase and consent solicitation statement and the related letter of transmittal.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Requests for documents in connection with the tender offer and the consent solicitation may be directed to D.F. King & Co., Inc., the information agent for the tender offer and the consent solicitation, at (800) 949-2583.

FORWARD-LOOKING STATEMENTS

This press release include forward-looking statements that are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,”“believe,”“estimate,”“could,”“expect,”“future,”“intend,”“plan,”“predict,”“project,”“will” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Our future results could differ materially from those expected or anticipated in the forward-looking statements.